Exhibit 99.1

Hi-Tech Pharmacal Reports Sales of $44.9 Million and EPS of $0.76 for the Second Fiscal Quarter Ended October 31, 2010

AMITYVILLE, N.Y. - December 9, 2010 - Hi-Tech Pharmacal Co., Inc. (NASDAQ:  HITK) today reported results for the quarter ended October 31, 2010.

For the three months ended October 31, 2010, the Company reported net sales of $44.9 million, an increase of 10% from $40.9 million for the same period last year.

During the quarter ended October 31, 2010, net sales of generic pharmaceutical products, which include contract manufacturing were $36.8 million, an increase of 13% compared to $32.7 million for the same fiscal 2010 period. Sales of Fluticasone Propionate nasal spray increased to $17.3 million from $2.5 million in the comparable period due to strong unit sales at higher prices. Sales of Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution totaled $8.1 million, up from $7.5 million in the October 31, 2009 period as the Company sold more units but at lower average prices.  Generic sales include $0.2 million of sales for the Midlothian division for the period ended October 31, 2010 compared to $0.7 million for the period ended October 31, 2009.

ECR Pharmaceuticals contributed $4.7 million to sales in the current period, an increase of 4%, compared to sales of $4.6 million for the respective fiscal 2010 period. The increase was primarily due to sales of the Lodrane® line of antihistamines, which were partially offset by lower sales of the Dexpak® line of corticosteroids.

Sales of the Health Care Products division, which markets the Company’s OTC branded products, decreased 7% to $3.4 million from $3.6 million for the three months ended October 31, 2010. The decrease was largely due to lower sales of products in the diabetic product line which were partially offset by sales of the Mag-Ox® line of magnesium supplements acquired in March 2010.

For the three months ended October 31, 2010, cost of sales increased to $19.9 million from $18.5 million, but decreased as a percentage of sales to 44% of net sales, from 45% of net sales, for the three months ended October 31, 2009.  Increased sales of Fluticasone Propionate nasal spray at higher average prices led to the decrease in cost of sales as a percentage of sales as did sales of the Mag-Ox® line of Magnesium supplements. Significant pricing declines for Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution partially offset this trend.

Research and product development costs for the period ended October 31, 2010 increased to $2.5 million from $2.1 million for the three month period ended October 31, 2009 due to increased internal expenses in the generic division and expenditures at the ECR Pharmaceuticals subsidiary.

For the three month period ended October 31, 2010, selling, general and administrative expense was $9.1 million, a decrease of $1.1 million from $10.2 million for the period ended October 31, 2009.  The decrease in selling, general and administrative expense was primarily due to absence of the royalty payment on profits of Dorzolamide with Timolol ophthalmic solution.

Royalty income increased to $1.2 million for the three months ended October 31, 2010 from $0.6 million in the comparable period on higher royalties for products divested by the Company’s Midlothian division.

Net income for the three month period was $10.0 million as compared to $7.4 million in the prior period. This resulted in diluted earnings per share of $0.76 compared to $0.60 per share in the prior year.

David Seltzer, President and CEO, commented on the results: “We are pleased with a record quarter in terms of both sales and net income.  Our business showed growth, led by robust performance of our generic pharmaceuticals.  Increased profitability has enabled the Company to stay focused on the aggressive development program for liquid and sterile products where we see multiple opportunities for growth. We are also pleased with the performance of our branded prescription and OTC divisions and continue to look for near and long term acquisition and licensing opportunities to grow both businesses.”

Conference call Information
The Company will hold a conference call today, December 9th, to discuss its financial results at 10 a.m. Eastern Time.

To access the conference call, dial toll free 866-788-0547, or 857-350-1685 for international callers, five minutes before the conference. The passcode of the conference call is 52439230.

A replay of the conference call will be available after 1:00 p.m. on December 9, 2010, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 78221522.

Other Information

Hi-Tech currently has 15 products awaiting approval at the FDA, targeting brand and generic sales of over $1.0 billion. In addition, Hi-Tech has 20 products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products.  The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products.  The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:  Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Six Months		Three Months
	10/31/10	10/31/09	10/31/10	10/31/09
Net sales	$85,290,000	$84,352,000	$44,890,000	$40,875,000
Cost of goods sold	37,094,000	35,404,000	19,891,000	18,477,000

Gross profit	48,196,000	48,948,000	24,999,000	22,398,000

Selling, general, administrative expenses	18,604,000	22,862,000	9,093,000	10,163,000
Research & product development costs	4,465,000	3,466,000	2,485,000	2,081,000
Royalty (Income)	(2,221,000)	(943,000)	(1,177,000)	(556,000)
Contract research (income)	(617,000)	(313,000)	(429,000)	(313,000)
Interest expense	22,000	15,000	12,000	7,000
Interest (income) and other	(316,000)	(1,285,000)	(181,000)	(276,000)
Total	$19,937,000	$23,802,000	$9,803,000	$11,106,000

Income before income taxes	28,259,000	25,146,000	15,196,000	11,292,000
Provision for income taxes	9,608,000	9,074,000	5,220,000	3,894,000

Net income	$18,651,000	$16,072,000	$9,976,000	$7,398,000

Basic net earnings per common share	$1.48	$1.40	$0.79	$0.63

Diluted net earnings per common share	$1.43	$1.33	$0.76	$0.60

Weighted average shares outstanding:
Basic	12,577,000	11,509,000	12,585,000	11,673,000
Effect of potential common shares	477,000	543,000	459,000	589,000
Diluted	13,054,000	12,052,000	13,044,000	12,262,000